Exhibit 10.26
EXECUTIVE EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is entered into by eLOYALTY CORPORATION (the “Company”) and KAREN BOLTON, an individual (“Employee”), this January 8, 2007.
     Whereas, the Company desires to continue to employ Employee to provide personal services to the Company and to provide Employee with certain compensation and benefits in return for her services; and
     Whereas, Employee wishes to continue to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits.
     Now, Therefore, in consideration of the mutual promises and covenants contained herein (the receipt, sufficiency and adequacy of which are hereby acknowledged and agreed), it is hereby agreed by and between the parties hereto as follows:
     1. Duties. The Company shall employ Employee as its Vice President, Client Services, and Employee accepts such employment upon the terms and conditions herein. Employee shall have such responsibilities, duties and authority as the President and Chief Executive Officer may reasonably designate and are customarily associated with her position. During the term of her employment with the Company, Employee shall perform faithfully the duties assigned to her to the best of her ability, and Employee shall devote her full and undivided business time and attention to the transaction of the Company’s business.
     2. Outside Activities.
          (a) Non-Company Activities. Except in conformity with the requirements with the Company’s Code of Ethical Business Conduct, Employee will not during the term of this Agreement undertake or engage (other than as a passive investor) in any other employment, occupation or business enterprise, whether as an agent, partner, proprietor, officer, director, employee, consultant, contractor or otherwise, whether during or outside the business hours of the Company. Employee may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of her duties hereunder.
          (b) No Adverse Interests. Except as permitted by Paragraph 2(c), during her employment Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest which is known or should be known by her to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

          (c) Non-Competition. During the term of her employment by the Company, except on behalf of the Company, Employee will not directly or indirectly, whether as a stockholder, agent, partner, proprietor, officer, director, employee, consultant, contractor, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by her to compete directly with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Employee may own, as a passive investor, public securities of any competitor corporation, so long as her direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.
     3. Term of Employment; Termination.
          (a) Term. Subject to the termination provisions contained in this Section 3, this Agreement shall be effective as of January 1, 2007 and shall continue in full force and effect until Employee’s employment relationship terminates, unless and then to the extent amended or modified in accordance with Section 19 below.
          (b) At-Will Relationship. Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without Cause or advance notice.
          (c) Termination By The Company Without Cause; Termination By Employee With Good Reason.
               (i) Cause Definition. For purposes of this Agreement, “Cause” shall mean any of the following: (A) conviction, including a plea of guilty or no contest, of any felony or any crime involving moral turpitude or dishonesty; (B) fraud upon the Company (or an affiliate), embezzlement or misappropriation of corporate funds; (C) willful acts of dishonesty materially harmful to the Company; (D) activities materially harmful to the Company’s reputation; (E) Employee’s willful misconduct, willful refusal to perform her duties, or substantial willful disregard of her duties, provided that the Company first provides Employee with written notice of such conduct and thirty (30) days to cure such conduct, if such conduct is reasonably susceptible to cure; or (F) material breach causing material harm to the Company of this Agreement, any other agreement with the Company, any policy of the Company, or any statutory duty or common law duty of loyalty owed to the Company; provided, no act or omission on Employee’s part shall be considered “willful” unless it is done by the Employee without reasonable belief that the Employee’s action was in the best interests of the Company.
               (ii) Good Reason Definition. For the purposes of this Agreement, “Good Reason” shall mean: (A) a reduction of Employee’s base salary below the amount set forth in Paragraph 4 of this Agreement; (B) a reduction in the “Target Bonus Percentage” defined in Paragraph 5 of this Agreement, unless such reduction is shared proportionally by the three most highly-salaried officers of the Company; (C) an involuntary relocation of Employee’s

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place of work to any location outside of the metropolitan area in which her primary office is located immediately prior to the relocation, excluding temporary periods of thirty (30) days or less and ordinary course business travel; (D) a significant diminution by the Company in Employee’s position (including offices, titles and reporting relationships), authority, duties or responsibilities; (E) a material breach by the Company of this Agreement; (F) a material changes by the Board in the bonus plan for such year that are to Employee’s detriment and have not been consented to by Employee or (G) failure by the Company to assign this Agreement to a successor upon a Change of Control; provided, however, that the definition of “Good Reason” shall not include the diminution of responsibilities enumerated in clause (D) of this Section 3(c)(ii) if such diminution of responsibilities are in the ordinary course of either (x) the Company becoming, pursuant to a Change in Control, part of a larger organization in which Employee directly reports to the Chief Executive Officer of such organization, or (y) the Company becoming, pursuant to a Change in Control, either a subsidiary or equivalent separate functional business unit of another business organization, which subsidiary or business unit is larger than the Company and in which subsidiary or other business unit Employee directly reports to the Chief Executive Officer.
No Good Reason shall exist where: (a) Employee consents to the event that forms the basis for the Good Reason resignation; (b) Employee does not provide the Company’s President and Chief Executive Officer with written notice describing in detail the Good Reason within thirty (30) days of its occurrence; or (c) the Company cures the Good Reason within thirty (30) days of its receipt of such notice, if such conduct is reasonably susceptible to cure.
               (iii) Severance Benefits. In the event that Employee’s employment is (A) terminated without Cause by the Company, including (but not by way of limitation) a termination if Employee fails to receive a Green Card after making a good faith application; or (B) terminated by Employee with Good Reason, Employee shall receive the following as her sole and exclusive severance benefits (collectively, the “Severance Benefits”):
                    (1) Severance Pay. Employee will receive a lump sum payment, within seven (7) days following effective date of termination, equal to twelve (12) months of her then current base salary, less standard payroll deductions and withholdings (the “Severance Payment”).
                    (2) Severance Bonus. Employee will be paid a bonus, (the “Severance Bonus”) within seven (7) days following effective date of termination, equal to the average of (A) the annual bonus she was paid for year immediately preceding the termination and (B) a reasonable estimate of her bonus for the year in which the termination occurs under the Company’s then-current bonus plan if any, less standard payroll deductions and withholdings.
                    (3) Severance Health Premium Reimbursements. If Employee timely elects to continue her Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will reimburse Employee for the cost of such COBRA premiums to continue health insurance coverage at the same level of coverage for Employee and her dependents (if applicable) in effect as of the termination date, through the end of twelve (12) months or until such time as Employee qualifies for health insurance benefits through a new employer, whichever occurs first (“Severance Health Premium Benefits”).

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Employee shall notify the Company in writing of such new employment not later than five (5) business days after securing it.
                    (4) Severance Vesting. The vesting of Employee’s restricted stock, stock option and other equity grants that Employee previously has received shall be accelerated so that, as of the date of the termination, such restricted stock and stock option grants shall vest as to the number of shares that would have vested had Employee provided an additional twelve (12) months of continuous service to the Company; provided, however, that if Employee is terminated without cause within six (6) months following a Change in Control, Employee terminates her employment for Good Reason within six (6) months following a Change in Control, or Employee terminates her employment for the Good Reason within six (6) months following a Change in Control, or Employee terminates her employment for the Good Reason described in clause (E) of Section 3(b)(ii), then such restricted stock and stock option grants shall vest as to the number of shares that would have vested had Employee provided an additional twenty-four (24) months of continuous service to the Company.
               (iv) Severance Conditions. As a condition of and prior to the receipt of all or any of the Severance Benefits, Employee must execute and allow to become effective a general release of claims in a form attached hereto as Exhibit A and to comply with the terms of this Agreement (the “Severance Conditions”). Upon any termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, the Company and its affiliates (by and through their respective directors and senior executive officers) and Executive agree not to disparage the other party.
               (v) Additional Provisions. Upon the occurrence of the circumstance contemplated by Section 3(iii)(B), the Company shall pay directly or reimburse Employee for shipping costs incurred to return Employee’s furnishings and personal effects to Australia, using Allied, or such other moving company as shall be mutually agreed upon by the Company and Employee.
          (d) Termination for Cause; Voluntary or Mutual Termination.
               (i) No Severance. In the event Employee’s employment is terminated by the Company at any time for Cause, or Employee terminates her employment without Good Reason, or the parties mutually terminate their employment relationship, Employee will not be entitled to any Severance Benefits, pay in lieu of notice, or any other severance, compensation, benefits, equity, acceleration, or any other amounts, with the exception of any benefit to which Employee has a vested right under a written benefit plan or is entitled to receive under applicable law.
               (ii) Resignation. Employee may voluntarily terminate her employment with the Company at any time without liability therefor. Employee agrees to use good faith to give the Company reasonable notice of any such voluntary termination. Upon receipt of any termination notice from Employee, the Company, at its election, may require Employee to resign her employment prior to the occurrence of any requested termination date.

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          (e) Termination for Death or Disability.
               (i) Termination. Employee’s employment will terminate upon her death or Disability.
               (ii) Disability Definition. For the purposes of this Agreement, “Disability” shall have the meaning set forth in the Company’s then current long term disability benefit program or, if no such program is then in effect, shall mean a permanent disability rendering Employee unable to perform her duties for the Company for ninety (90) consecutive days or one hundred eighty (180) days in any twelve (12) month period, which determination shall be made after the period of disability, unless an earlier determination can be made, by an independent physician appointed by the Board.
               (iii) Severance. Following the death or Disability of Employee while employed by the Company, the Company will provide Employee (or, in the case of death, Employee’s estate) with Severance Pay for twelve (12) months, payment of the Severance Bonus, and Severance Health Premium Reimbursements for twelve (12) months (all as described and on the same terms and conditions provided above). The Employee’s restricted stock and stock option grants that Employee previously has received or may in the future receive from the Company, shall be vested as to half of the unvested shares (or such greater amount, if any, as is provided for in the agreement for the applicable grant), and all such stock options shall, notwithstanding any lesser period, if any, provided for in the agreement for the applicable grant, be exercisable for one (1) year following such termination (but not exceeding the term of such option).
               (iv) Severance Conditions. As a condition of and prior to the receipt of all or any of the Severance provided for death or Disability, Employee (or, in the case of death, Employee’s estate) must execute and allow to become effective a general release of claims in a form mutually acceptable to the parties in their reasonable determination and to comply with the terms of this Agreement (the “Severance Conditions”). Upon any termination of Employee’s employment for death or Disability, the Company and its affiliates (by and through their respective directors and senior executive officers) and Executive (or, in the case of death, Employee’s estate) agree not to disparage the other party.
          (f) No Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the severance amounts payable to the Employee under Paragraph 3 of this Agreement, and such amounts (other than as provided at Paragraph 3(b)(iii)(3)) shall not be reduced whether or not the Employee obtains other employment.
          (g) Accrued Obligations. Not later than ten (10) days after termination of Employee’s employment, the Company shall pay Employee (“Accrued Obligations”): (i) her accrued and unpaid base salary at the rate in effect at the time of notice of termination; (ii) any previous year’s earned but unpaid bonus and other earned and unpaid incentive cash compensation; and (iii) accrued and unused vacation time, unpaid expense reimbursements and

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other unpaid cash entitlements earned by Employee as of the date of termination pursuant to the terms of the applicable Company plan or program.
     4. Salary. For services rendered hereunder, the Company shall pay Employee a base salary at the per annum rate of $300,000, less standard payroll deductions and withholdings, and payable in accordance with the Company’s regular payroll schedule. Employee’s base salary (as well as her eligibility for incentive equity grants) shall be subject to annual review and her base salary may, at the discretion of the Company’s Board of Directors, be adjusted from time to time.
     5. Bonuses. The Company may elect to pay Employee bonuses in its sole discretion. Employee will be offered the opportunity to participate in the Company’s then-current bonus plan with such terms and conditions as are applicable to similarly situated employees. Employee will be offered the opportunity to participate in the Company’s then-current bonus plan, and subject to and in accordance with the terms and conditions of such plan and this paragraph, upon achievement of all target bonus objectives set by the Board of Directors and/or the Chief Executive Officer of the Company and for Employee, shall receive a cash bonus equal to 100% (“Target Bonus Percentage”) of her base salary, less standard payroll deductions and withholdings. The Company shall have the sole discretion to change or eliminate bonus plans or programs at any time (provided, however, that after the bonus plan has been established by the Board for a given year, the Board shall not later materially change the bonus plan for such year to Employee’s detriment without Employee’s consent), to determine whether performance criteria set forth pursuant to the bonus plan for a year have been achieved, and to determine (in accordance with this paragraph and such performance criteria and bonus plan) the amount of any bonus earned by Employee, if any. Bonuses are intended to retain valuable Company employees, and if Employee is not employed, for any reason on the last day of the bonus year, she will not have earned the bonus and, except as expressly provided herein with respect to the Severance Bonus, no partial or pro-rata bonus will be paid. Any bonus paid pursuant to this Paragraph 5 shall be paid net of standard payroll deductions and withholdings.
     6. Employee Benefits. Employee shall be entitled to participate in such employee benefit plans, including the Company’s 401(k) plan, life insurance, and medical benefits plans, and shall receive all other fringe benefits, as the Company may make available generally to its senior executive employees generally, for which Employee is eligible under the terms and conditions of such plans, in each case subject to the requirements, rules and regulations from time to time applicable thereto. Details about these benefits are set forth in summary plan descriptions and other materials.
     7. Equity Awards. Employee may be eligible for other future awards under any Company equity incentive plan as may be approved by the Board of Directors and in effect from time to time. The specific terms and conditions of any grant made pursuant to this Paragraph 7 shall be governed by any applicable plan document and any such grant agreement as Employee may be required to sign as a condition of grant.

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     8. Expatriate Benefits.
          (a) Housing Allowance.
     (i) From the date hereof until December 31, 2007, the Company will pay Five Thousand Five Hundred United States Dollars (US $5,500) per month to be applied Employee’s financing payments for the residence owned by Employee.
          (b) Travel Budget. From the date hereof until December 31, 2007:
     (i) Annual Trips. The Company will reimburse Employee for Employee’s purchase of roundtrip airfares from the United States to Australia, for Employee, Employee’s spouse, Employee’s child and/or Employee’s spouse’s parents; provided that such reimbursement shall not exceed the net amount of Fifty-Six Thousand United States Dollars (US$56,000) for such year.
     (iii) Final Return Trip. If Employee is terminated by eLoyalty for any reason other than for Cause and Employee decides to return back to Australia within twelve (12) months thereafter, eLoyalty will purchase for each of Employee, Employee’s spouse and Employee’s children a business class airfare for a one-way trip from the U.S. to NSW, Australia. This trip may be direct or indirect, provided that the total cost is no greater than the cost of a direct one-way trip from the U.S. to NSW, Australia.
(c) Emergency Trips. The Company will reimburse Employee, members of her family or friends for the purchase of business class airfare for Employee to make emergency trips back to Australia or for any of them to make emergency trips to the United States, provided that the Company shall have the final determination in its sole discretion as to whether any such trips proposed to be undertaken by Employee, any members of her family or any of her friends qualify as an “emergency trip.”
     (d) Automobile. The Company hereby releases and forever discharges the Employee from any and all costs, fees and expenses, claims and/or causes of action, known or unknown, arising in connection with the automobile currently leased by Employee as a result of her employment by the Company, including, without limitation, any sales proceeds that Employee may receive from selling such automobile.
     (e) Storage and Final Shipping Costs. The Company will pay directly or reimburse Employee: (A) for the shipment of Employee’s remaining furnishings and personal effects from Australia to Illinois; and (B) all costs, fees and expenses resulting from the termination of the storage of such furnishings and personal effects. The amount

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paid or reimbursed to Employee shall be the amount charged by Allied or such other moving company as mutually agreed upon by Employee and the Company.
     (f) Land Tax Obligation. The Company shall reimburse Employee for the reasonable annual cost of Employee’s land tax bill on Employee’s current primary residence in Australia that exceed the real estate taxes Employee pays on such primary residence and that solely are solely attributable to Employee’s absence from such residence as a result of Employee’s relocation to the U.S. to work for eLoyalty, for the 2006 and 2007 Australian taxation years.
     (g) Participation in Tax Program. For the 2006 and 2007 taxation years, eLoyalty will pay Deloitte to prepare both Employee’s annual U.S. and Australian income tax returns.
     (h) Grossing up for Taxes. With respect to all payments made under this Section 8, the Company shall pay to Employee an additional amount (“Gross-Up Payment”) such that the net amount or economic benefit retained by Employee after deduction of all U.S. federal, state, local and foreign income or employment taxes payable by Employee with respect to such payments and benefits and on such additional payments shall be equal to the full value of such payments and benefits when paid or made available. For purposes of computing the Gross-Up Payment, Employee shall be deemed to pay income taxes at the highest marginal rates applicable to individuals, net of the maximum reduction in U.S. federal income taxes that may be obtained from the deduction of state, local or foreign taxes. Such computation shall be made by Deloitte.
     9. Change of Control.
          (a) Change of Control Definition. A Change in Control shall have the meaning set forth in Section 6.8(b) of the Company’s 1999 Stock Incentive Plan.
     10. Parachute Tax. Notwithstanding anything in the foregoing to the contrary, if any of the payments to Employee (prior to any reduction below) provided for in this Agreement, together with any other payments which Employee has the right to receive from the Company or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), without regard to Section 1504(b) of the Code, of which the Company is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount is greater than the Taxed Amount, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (prior to any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes,

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income taxes, and the Excise Tax (all of which shall be computed at the highest applicable marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order unless the Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payments occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s participant’s stock awards unless the Employee elects in writing a different order for cancellation.
     11. Business Expenses. The Company shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in performing Employee’s duties that are submitted in compliance with the Company’s then-current policy on such business expense reimbursement. Employee shall provide the Company with supporting documentation sufficient to satisfy reporting requirements of such policy and the Internal Revenue Service. The Company’s determinations as to reasonableness and necessity shall be final.
     12. Proprietary Information and Inventions; Non-Competition and Non-Solicitation. Employee acknowledges that the successful development, marketing, sale and performance of the Company’s professional services and products require substantial time and expense. Such efforts generate for the Company valuable and proprietary information (“Confidential Information”), including without limitation business plans and strategies, prospective or actual opportunities, prospects and customer lists, proposals, deliverables, methodologies, training materials, other intellectual property, the nature, identity and requirements of customers, clients, suppliers and business partners, computer software, financial data of any nature, and any information of others that the Company is obligated, contractually or otherwise, to treat in a confidential manner, in each case in whatever form, whether oral, written, graphic, recorded, photographic, machine readable or otherwise, and whether or not marked or otherwise labeled “confidential” or specifically indicated as being confidential and/or proprietary in nature. The term “Confidential Information” also includes all notes, analyses, compilations, studies, interpretations or other materials to the extent such materials contain or are based on other Confidential Information, but, in the interest of clarity, shall not include information that is now, or hereafter becomes generally known or available to the public through no breach by Employee of this Agreement, any other agreement between Employee and the Company or any Company policy. Employee acknowledges that during her employment, she will obtain knowledge of such Confidential Information. Employee agrees to undertake the following obligations which she acknowledges to be reasonably designed to protect the Company’s legitimate business interests (including its Confidential Information and its near-permanent relationships with customers and other third parties) without unnecessarily or unreasonably restricting Employee’s post-employment opportunities:
          (a) Proprietary Information. During the term of employment with the Company, Employee shall disclose to the Company all ideas, inventions and business plans that Employee develops during the course of Employee’s employment with the Company that relate directly or indirectly to the Company’s business, including but not limited to any computer programs, processes, products or procedures which may, upon application, be protected by patent or copyright. Employee agrees that any such ideas, inventions or business plans shall be the

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property of the Company (and in furtherance thereof hereby assigns to the Company any and all rights and interests of Employee therein and thereto) and that Employee shall, at the Company’s request and cost (including reimbursement of Employee’s expenses and, if Employee is no longer in the employ of the Company, reasonable per diem compensation to Employee), provide the Company with such assurances as is necessary to secure a patent or copyright.
          (b) Non-Competition. Without limiting the obligations of Paragraph 11(a), without the prior written consent of the President and Chief Executive Officer or the authorized designee thereof, Employee shall not, for herself or as an agent, partner or employee of any person, firm or corporation for a period of twelve (12) months following her termination of employment with the Company and all affiliates for any reason, engage in the practice of providing consulting or related services for any Prohibited Client. The term “Prohibited Client” shall mean any client or prospect of the Company to or for whom Employee directly or indirectly performed or provided consulting or related services, or with whom Employee had personal contact, or prospect to whom Employee submitted, or assisted or participated in any way in the submission, of a proposal, during the two (2) year period preceding termination of Employee’s employment with the Company.
          (b) Non-Solicitation. While employed by the Company and during the twelve (12) month period immediately following Employee’s termination of employment for any reason, Employee shall not directly or indirectly hire, solicit, encourage, or otherwise induce or assist in the inducement away from the Company of any Company customer, client, contractor, consultant, or other person or party with whom the Company has a contractual relationship, any Prohibited Client, or any Company employee (either away from the Company’s employ or from the faithful discharge of such employee’s contractual, statutory and fiduciary obligations to serve the Company’s interests with undivided loyalty).
          (d) Reasonable Alteration. In the event that a court or other adjudicative body should decline to enforce the provisions of any part of this Paragraph 11, whether because of scope, duration or otherwise, Employee and the Company agree that the provisions shall be modified to restrict Employee’s competition with the Company to the maximum extent enforceable under applicable law.
     13. Remedies. Employee recognizes and agrees that a breach of any or all of the provisions of Paragraph 11 will constitute immediate and irreparable harm to the Company’s business advantage, including but not limited to the Company’s valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Employee acknowledges that the Company shall therefore be entitled to an order enjoining any further breaches by the Employee, without the necessity of posting a bond.
     14. Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, which the Company may change from time to time, and Employee will be expected to abide by such Company policies and practices.
     15. Assistance in Litigation. Employee shall upon reasonable notice and without compulsion of law (e.g., subpoena), furnish accurate and complete information and other

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assistance to the Company as the Company may reasonably require in connection with any litigation, proceeding or dispute to which the Company is, or may become, a party, or in which it may otherwise become involved, either during or after Employee’s employment; provided, if such assistance shall occur after termination of Employee’s employment, the Company shall reimburse Employee for her reasonable expenses incurred in connection with such assistance, including, without limitation, as relevant transportation, meals and lodging, and shall also pay Employee a consulting fee of $200 per hour, as compensation for her inconvenience and the disruption of her other endeavors.
     16. Indemnification. Employee’s rights to indemnification will be as provided in the Indemnification Agreement between Employee and the Company, effective as of the date signed.
     17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of, and be enforceable by, Employee and the Company, and their respective successors, assigns, heirs, executors and administrators. Employee acknowledges that the services to be rendered pursuant to this Agreement are unique and personal. Accordingly, Employee may not assign any of her rights or delegate any of her duties or obligations under this Agreement, except that certain of her duties and obligations hereunder (such as the return of Company property) shall be assumed by Employee’s spouse, executor or other designee. The Company may assign its rights, duties or obligations under this Agreement to a subsidiary or affiliated company of the Company or purchaser or transferee of a majority of the Company’s outstanding capital stock or a purchaser of all, or substantially all, of the assets of the Company.
     18. Notices. All notices required by this Agreement shall be in writing. Notices intended for the Company shall be sent by certified mail or nationally recognized overnight courier service, addressed to it at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, or its current principal office, and notices intended for Employee shall be either delivered personally to Employee or sent by certified mail or nationally recognized overnight courier service addressed to Employee at her address as listed on the Company’s payroll. Notices sent by certified mail in accordance with the foregoing shall be deemed given three (3) business days following delivery to the United States Postal Service, postage prepaid, and notices sent by overnight courier service in accordance with the foregoing shall be deemed given one (1) business day following delivery to such courier, delivery fees for overnight delivery prepaid.
     19. Entire Agreement. This Agreement constitutes the complete, final, and exclusive embodiment of the entire agreement between Employee and the Company with regard to the subject matter hereof and supersedes all prior agreements or understandings whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a written instrument signed by Employee and a duly authorized officer or director of the Company.
     20. Waiver. If either party should waive any breach of any provisions of this Agreement, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
     21. Applicable Law. This Agreement, and all questions concerning the construction, validity and interpretation of this Agreement, shall be governed by and construed in accordance

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with the laws of the State of Illinois as applied to contracts made and to be performed entirely within the State of Illinois.
     22. Mediation of Disputes. Neither party shall initiate arbitration or other legal proceedings (except for any claim under Paragraph 11 of this Agreement or the Proprietary Information Agreement), against the other party, or, in the case of the Company, the Company, its affiliates, and its and their directors, officers, employees, contractors, agents, and representatives, relating in any way to claims or disputes or controversies of any nature whatsoever arising from or regarding Employee’s employment, the termination of such employment, this Agreement (including without limitation its interpretation, performance, enforcement or breach) or any or all other claims that one party might have against the other party (collectively, the “Claims”), until thirty (30) days after the party against whom the Claim[s] is made (“Respondent”) receives written notice from the claiming party of the specific nature of any purported Claim and the amount of any purported damages. Employee and the Company further agree that if Respondent submits the claiming party’s Claim to JAMS Inc. for nonbinding mediation, in Chicago, Illinois, prior to the expiration of such thirty (30) day period, the claiming party may not institute arbitration or other legal proceedings against Respondent until the earlier of (i) the completion of nonbinding mediation efforts, or (ii) ninety (90) days after the date on which the Respondent received written notice of the Claim. If Company is Respondent, the Company shall pay the JAMS Inc. fees and Employee’s reasonable attorneys’ fees incurred by Employee in connection with the mediation up to a maximum of $10,000.
     23. Binding Arbitration.
          (a) Employee and the Company agree that all Claims, to the fullest extent allowed by law, shall be resolved by confidential, final and binding arbitration conducted under the Expedited Commercial Rules of the American Arbitration Association in Illinois. If either party pursues a Claim and such Claim results in an arbitrator’s decision, both parties agree to accept such decision as final and binding. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all AAA arbitration fees. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
          (b) The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.
     24. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or

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unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.
     25. Right To Work. As required by law, this Agreement is subject to satisfactory proof of Employee’s right to work in the United States.
Employee acknowledges that She has read, understood and accepts the provisions of this agreement.

eLoyalty Corporation (“Company”)		Karen Bolton (“Employee”)

By:	/s/ KELLY D. CONWAY	/s/ KAREN BOLTON

Title:	President and Chief Executive Officer	Vice President, Client Services

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